Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description of the material provisions of our securities reflects the current state of affairs, is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our amended and restated certificate of incorporation, as amended by the Certificate of Amendment (the “Amended and Restated Charter”), bylaws (“Bylaws”) and the warrant-related documents described herein. Each of the Amended and Restated Charter, Bylaws and the warrant-related documents described herein is filed as an exhibit to the annual report on the Form 10-K filed by Better Home & Finance with U.S. Securities and Exchange Commission (the “Commission”) on April 8, 2024 (the “Annual Report”) and the certificate of amendment to the Charter (“Certificate of Amendment”) is filed with the Commission as Exhibit 3.1 to the Current Report on the Form 8-K (the “Current Report”) of which this Exhibit 4.1 is a part. We urge you to read the applicable provisions of Delaware law as well as the Amended and Restated Charter, the Bylaws and the warrant-related documents described herein and the Certificate of Amendment carefully and in their entirety because they describe the rights and preferences of our securities. Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Annual Report or Current Report, as applicable.
Authorized Capital Stock
The total amount of 166,000,000 authorized shares of capital stock consists of 36,000,000 shares of Class A common stock (“Class A Common Stock”), par value $0.0001 per share, 14,000,000 shares of Class B common stock (“Class B Common Stock”), par value $0.0001 per share, 16,000,000 shares of Class C common stock (“Class C Common Stock”), par value $0.0001 per share and 100,000,000 shares of preferred stock (“Preferred Stock”), par value $0.0001 per share.
Common Stock
Better Home & Finance has three classes of authorized Common Stock: Class A Common Stock, Class B Common Stock and Class C Common Stock. Better Home & Finance has issued and, unless Better Home & Finance’s Board determines otherwise, will issue all of its capital stock in uncertificated form. As of August 19, 2024, Better Home & Finance had 8,497,010 shares of Class A Common Stock, 5,194,080 shares of Class B Common Stock, and 1,437,545 shares of Class C Common Stock outstanding. All shares of Common Stock are fully paid and non-assessable.
Voting Rights
Each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled to three votes per share, on each matter submitted to a vote of stockholders, as provided by the Amended and Restated Charter. Except as otherwise required by applicable law or the Amended and Restated Charter, holders of Class C Common Stock will not be entitled to vote on any matter submitted to a vote of stockholders. The holders of Class A Common Stock and Class B Common Stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by applicable law or the Amended and Restated Charter. The holders of Class A Common Stock and Class B Common Stock will not be entitled to vote on any amendment to the Amended and Restated Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected shares are entitled, either separately or as a class with the holders of one or more other such series, to vote thereon.
The Bylaws provide that the holders of a majority of the voting power of the shares of capital stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Amended and Restated Charter, the holders of a majority of the voting power of the shares of such class or classes or series of stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, will constitute a quorum entitled to take action with respect to the vote on such matter. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Amended and Restated Charter, and except for the election of directors in contested elections, which is determined by a plurality vote. There are no cumulative voting rights.
Conversion
Each outstanding share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock or Class C Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described herein and further described in the Amended and Restated Charter. Once converted into Class A Common Stock, the Class B Common Stock will not be reissued. In addition, all the outstanding shares of Class B Common Stock will convert automatically into one share of Class A Common Stock on (i) the trading day falling on or immediately after the date on which the number of shares of Class B Common Stock outstanding ceases to be at least 5% of the total number of the then-outstanding shares of Common Stock, (ii) the trading day falling on or immediately after the date of the affirmative vote of the holders of Class B Common Stock representing at least 85% of the voting power of the then-outstanding shares of Class B Common Stock, voting as a single class, elect to convert all the then-outstanding shares of Class B Common Stock to Class A Common Stock; and (iii) any trading day specified by the board of directors (the “Board”) no less than 60 and no more than 180 days following the date of the death or Permanent Disability (as defined in the Amended and Restated Charter) of our CEO, Vishal Garg (the date on which no shares of Class B Common Stock remain outstanding, the “Final Class B Conversion Date”).
Each outstanding share of Class C Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. Following the Final Class B Conversion Date, on the date or time specified by (i) the holders of a majority of the then-outstanding Class C Common Stock, voting as a separate class, or (ii) two-thirds of Better Home & Finance’s Board, each outstanding share of Class C Common Stock will automatically convert into one share of Class A Common Stock. In addition, each share of Class C Common Stock will automatically convert into one share of Class A Common Stock upon any transfer, except for certain permitted transfers, whether or not for value as described herein and further described in the Amended and Restated Charter.

Dividend Rights
Each holder of shares of Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Better Home & Finance’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Preferred Stock, if any, and any contractual limitations on Better Home & Finance’s ability to declare and pay dividends.
Other Rights
Each holder of Class A Common Stock, Class B Common Stock and Class C Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock that Better Home & Finance may designate and issue in the future. Class A Common Stock, Class B Common Stock and Class C Common Stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.
Liquidation Rights
If Better Home & Finance is involved in voluntary or involuntary liquidation, dissolution or winding-up of Better Home & Finance’s affairs, or a similar event, each holder of Class A Common Stock, Class B Common Stock and Class C Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.
Change of Control Transactions
The holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will be treated equally and identically with respect to shares of Class A Common Stock, Class B Common Stock and Class C Common Stock owned by them on any distribution or payment in respect of the shares of such class upon the merger or consolidation of Better Home & Finance with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class; provided, however, that shares of one such class may receive different consideration in connection with such merger, consolidation or other transaction if the only difference is that any securities received by such holders have rights and obligations substantially similar to those set forth in the Amended and Restated Charter, including that the holders of a share of Class B Common Stock has three times the voting power of any securities distributed to the holders of a share of Class A Common Stock and any securities received by the holders of Class C Common Stock have no voting power except as otherwise required by applicable law or consistent with the Amended and Restated Charter. In general, consideration to be paid or received by a holder of Common Stock in connection with any such asset sale, consolidation, merger, or reorganization under any employment, consulting, severance, or other compensatory arrangement will be disregarded for the purposes of determining whether holders of Common Stock are treated equally and identically.

Preferred Stock
The Board has authority to issue shares of Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series, all to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Better Home & Finance without a separate vote of the holders of Preferred Stock. The issuance of Preferred Stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on capital stock, diluting the voting power of Common Stock, impairing the liquidation rights of capital stock, or delaying or preventing a change in control of Better Home & Finance. As of August 19, 2024, Better Home & Finance had no shares of Preferred Stock issued and outstanding.
Warrants
We have outstanding public warrants (“Public Warrants”) and private warrants (“Private Warrants” and together with the Public Warrants, the “Warrants”), which entitle the holder to acquire Class A Common Stock. Every fifty Warrants entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $575.00 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. The Warrants will expire on August 22, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of August 19, 2024, there were 9,808,405 Warrants, including 3,733,358 Private Warrants outstanding.
We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933 (the “Securities Act”) with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
On December 26, 2023, our registration statement on Form S-1 (“Registration Statement”) became effective, which registered the shares of Class A Common Stock issuable upon exercise of the Warrants. On May 9, 2024, a post-effective amendment to the Registration Statement became effective, which updates the Registration

Statement’s prospectus to include, among other things, the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
We will use our best efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement; provided that if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $900.00.
Once the Warrants become exercisable, we may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•if, and only if, the reported last sales price of our Class A Common Stock equals or exceeds $900.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $900.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $575.00 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $500.00

Once the Warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below; and
•if, and only if, the closing price of our Class A Common Stock equals or exceeds $500.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $500.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤ $500	$550	$600	$650	$700	$750	$800	$850	≥ $900
60 months	0.00522	0.00562	0.00594	0.00622	0.00648	0.00674	0.00696	0.00716	0.00722
57 months	0.00514	0.00554	0.00588	0.0062	0.00648	0.00674	0.00696	0.00716	0.00722
54 months	0.00504	0.00544	0.00582	0.00614	0.00644	0.0067	0.00694	0.00714	0.00722
51 months	0.00492	0.00536	0.00574	0.00608	0.0064	0.00666	0.00692	0.00714	0.00722
48 months	0.00482	0.00526	0.00566	0.00602	0.00634	0.00664	0.00688	0.00712	0.00722
45 months	0.0047	0.00516	0.00558	0.00596	0.0063	0.0066	0.00686	0.00712	0.00722
42 months	0.00456	0.00504	0.00548	0.00588	0.00624	0.00656	0.00684	0.0071	0.00722
39 months	0.00442	0.00492	0.00538	0.0058	0.00618	0.0065	0.0068	0.00708	0.00722
36 months	0.00426	0.00478	0.00526	0.0057	0.0061	0.00646	0.00678	0.00706	0.00722
33 months	0.0041	0.00464	0.00514	0.0056	0.00602	0.0064	0.00674	0.00704	0.00722
30 months	0.00392	0.00448	0.005	0.00548	0.00594	0.00632	0.0067	0.00702	0.00722
27 months	0.0037	0.00428	0.00484	0.00536	0.00582	0.00626	0.00664	0.007	0.00722
24 months	0.00346	0.00408	0.00466	0.0052	0.0057	0.00616	0.00658	0.00696	0.00722
21 months	0.00322	0.00386	0.00446	0.00504	0.00558	0.00608	0.00652	0.00694	0.00722
18 months	0.00292	0.00358	0.00422	0.00484	0.00542	0.00596	0.00644	0.0069	0.00722
15 months	0.0026	0.00328	0.00394	0.0046	0.00524	0.00582	0.00634	0.00684	0.00722
12 months	0.00222	0.00292	0.00362	0.00432	0.005	0.00564	0.00624	0.00678	0.00722

9 months	0.0018	0.0025	0.00324	0.00398	0.00474	0.00544	0.0061	0.00672	0.00722
6 months	0.0013	0.00198	0.00274	0.00356	0.00438	0.00518	0.00592	0.00662	0.00722
3 months	0.00068	0.0013	0.00208	0.003	0.00394	0.00486	0.00572	0.00652	0.00722
0 months	—	—	0.00084	0.0023	0.00358	0.00466	0.00562	0.00646	0.00722
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $575.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.00571 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $675.00 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.00596 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.00722 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e., the trading price of our Class A Common Stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of Warrants for cash (other than Private Warrants) when the trading price for the Class A Common Stock exceeds $900.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Common Stock are trading at or above $500.00 per public share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $900.00 per share threshold set forth above under “—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $900.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when shares of Class A Common Stock are trading at a price starting at $500.00, which is below the exercise price of $575.00, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $575.00.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.
Redemption Procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization, a share dividend payable in shares of Class A Common Stock, a split-up of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of  (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) the quotient of  (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Class A Common Stock on account of such shares of Class A Common Stock, other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $25 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $25 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant, as applicable, will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such share of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a liquidation following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants (including Private Warrants) to make any change that adversely affects the interests of the registered holders.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Securities Exchange Act of 1934 (the “Exchange Act’) or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Warrants
Private Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Warrants) are freely transferable, assignable and salable and are not redeemable by us so long as they are held by such persons or their respective permitted transferee. Novator Capital Sponsor Ltd. (the “Sponsor”), directors and officers or their permitted transferees have the option to exercise the Private Warrants on a cashless basis. Except as described herein, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Warrants are held by a holder other than the Sponsor or its permitted transferees, such warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Private Warrants is sent to the warrant agent.
Anti-takeover Effects of the Amended and Restated Charter and the Bylaws
The Amended and Restated Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Better Home & Finance. Better Home & Finance expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Better Home & Finance to first negotiate with the Board, which Better Home & Finance believes may result in an improvement of the terms of any such acquisition in favor of stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Multiple Classes of Common Stock
As described above, the Amended and Restated Charter provides for a multiple class common stock structure pursuant to which holders of Class B Common Stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Better Home & Finance or Better Home & Finance’s assets. Current investors, executives, and employees, including our CEO, have the ability to exercise significant influence over those matters.
Special Meetings of Stockholders
The Amended and Restated Charter provides that a special meeting of stockholders may be called only by (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as defined in the Bylaws) or (d) any two directors, and may not be called by any other person or persons; provided, that at any time before the Final Class B Conversion Date, special meetings of the stockholders of Better Home & Finance will also be promptly called by the Chairperson of the Board, the Chief Executive Officer or the Lead Independent Director upon the written request of the holders of at least 50% in voting power of the stock of Better Home & Finance entitled to vote generally in the election of directors.
Action by Written Consent
The Amended and Restated Charter provides that, after the date on which the number of shares of Class B Common Stock outstanding cease to be at least 15% of the total number of the then-outstanding shares of Common

Stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Stockholders Not Entitled to Cumulative Voting
The Amended and Restated Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding voting power of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of Preferred Stock may be entitled to elect.
Delaware Anti-takeover Statute
Better Home & Finance is not subject to Section 203 of the DGCL, an anti-takeover law.
Limitations on Liability and Indemnification of Officers and Directors
The Amended and Restated Charter provide that Better Home & Finance will indemnify Better Home & Finance’s directors or officers to the fullest extent authorized or permitted by applicable law. Better Home & Finance entered into agreements to indemnify Better Home & Finance’s directors, executive officers and other employees as determined by the Board, substantially in the form of the Form of Indemnification Agreement. Under the Bylaws, Better Home & Finance is required to indemnify each of Better Home & Finance’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or executive officer of Better Home & Finance or was serving at Better Home & Finance’s request as a director, officer, employee or agent for another entity. Better Home & Finance must indemnify Better Home & Finance’s directors and executive officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Better Home & Finance, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Better Home & Finance to advance expenses (including attorneys’ fees) incurred by a director or officer in defending such action, suit or proceeding, provided that, if the DGCL so requires, such advancement will be made only upon an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Any claims for indemnification by Better Home & Finance directors and officers may reduce Better Home & Finance’s available funds to satisfy successful third-party claims against Better Home & Finance and may reduce the amount of money available to Better Home & Finance.
Exclusive Jurisdiction of Certain Actions
The Amended and Restated Charter provides that, unless Better Home & Finance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for: (1) any derivative action or proceeding brought on Better Home & Finance’s behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Better Home & Finance to Better

Home & Finance or its stockholders; (3) any action arising pursuant to any provision of the DGCL or the Amended and Restated Charter or the Bylaws (as either may be amended from time to time); or (4) any action asserting a claim governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Transfer Agent and Warrant Agent
The transfer agent for Common Stock and the warrant agent for the Warrants is Computershare Trust Company, N.A.